Exhibit 10.3

AMENDMENT TO PROMISSORY NOTE

This Amendment to Promissory Note (this “Amendment”) is hereby entered into by and between Sun River Energy, Inc. ("Maker") and Katy Resources ETX, LLC ("Payee"), dated October 12, 2012.

RECITALS

WHEREAS, on February 7, 2011, Maker executed and delivered that certain Promissory Note (the “Note”) to Payee, pursuant to which Maker agreed to pay $4,000,000 to Payee on the terms and conditions set forth therein on or before the date that was one-hundred and eighty (180) days counted from and after February 7, 2011 (the “Original Scheduled Payment Date”);

WHEREAS, since February 7, 2011, Maker and Payee have extended the Original Scheduled Payment Date pursuant to amendments dated August 5, 2011, November 4, 2011, November 11, 2011, December 2, 2011, January 20, 2012 and March 1, 2012;

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated July 11, 2012 between Maker and Payee (the “Purchase Agreement”), Maker has delivered to Payee an assignment of certain oil and gas properties as described in the Purchase Agreement (the “Assignment”), the delivery of which shall be credited as a payment against the balance of the Note with an agreed value of $2,000,000 on the terms and conditions set forth herein; and

WHEREAS, Maker and Payee desire to amend the Note with this Amendment to reflect the revised principal balance of the Note after taking into account all prior interest accruals and/or payments under the Note, and to address certain related matters.

AGREEMENT

Section 1. Certain Defined Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note.

Section 2. Outstanding Balance.  Maker and Payee hereby stipulate and agree that, as of June 29, 2012, the Outstanding Balance under the Note was equal to $4,445,369.86, of which $445,369.86 was unpaid accrued interest on the principal.  Maker and Payee acknowledge that interest shall continue to accrue from and after June 29, 2012 in the manner provided in the Note; provided that, should the Balance Paydown (as hereinafter defined) occur in accordance with Section 3 of this Agreement, the default rate of interest under the Note for the period between June 29, 2012 and the date of the occurrence of the Balance Paydown shall be deemed to be equal to 8%, notwithstanding the terms of the Note, provided further that after such date of occurrence the default rate shall revert to the amount set forth in the Note.

Section 3. Balance Paydown.  Maker and Payee hereby agree that the delivery by Maker to Payee of a duly executed and notarized copy of the Assignment in properly recordable form shall constitute a payment by Maker of $2,000,000 against the Outstanding Balance under the Note (the “Balance Paydown”).  The Balance Paydown shall be applied against the Outstanding Balance in the manner provided in the Note.

Section 4. Maturity Extension.  The Scheduled Payment Date is hereby extended to be the second anniversary of the date hereof.

Section 5. Convertibility.  Prior to the Scheduled Payment Date, Payee shall have the option, which may be exercised one or more times in its sole discretion, upon written notice to Maker, to convert all or part of the Outstanding Balance into shares of the common stock of Maker (which as of the date hereof is traded on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority under the symbol “SNRV”) at a price per share equal to the Trailing 30-Day Average Price defined below.  After the Scheduled Payment Date, Payee shall have the option, which may be exercised one or more times in its sole discretion, upon written notice to Maker, to convert all or part of the Outstanding Balance into shares of the common stock of Maker at a price per share equal to 85% of the Trailing 30-Day Average Price.  Such notice shall be delivered to Maker at the address provided in the Note, and shall contain a representation from Payee that Payee is acquiring the shares for investment for Payee’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  Upon receipt of such notice, Maker will instruct its transfer agent, and take all other actions as are necessary, to issue shares of its common stock in accordance with the terms of this Note.  The Payee acknowledges that the shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available (provided that Maker acknowledges that such shares may be included in a Piggyback Notice (as defined in the First Amendment to Purchase and Sale Agreement between Maker and Payee dated February 7, 2011) delivered by Payee).

“Trailing 30-Day Average Price” means, as of the date of written notice of intent to convert (the “Reference Date”), the price determined by the first of the following clauses that applies: (a) if the prices for the Maker’s common stock are then quoted on the Over-The-Counter Bulletin Board, the volume weighted average price of the Maker’s common stock on the Over-The-Counter Bulletin Board for the 30 trading days immediately preceding the Reference Date; (b) if the Maker’s common stock is not then listed or quoted on the Over-The-Counter Bulletin Board and if prices for the Maker’s common stock are then reported in the “Pink Sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the closing bid and ask price per share of the Maker’s common stock so reported for the 30 trading days immediately preceding the Reference Date; or (c) in all other cases, the fair market value as of the Reference Date of a share of Maker’s common stock as determined by appraisal by an independent appraiser selected in good faith by the Payee and reasonably acceptable to Maker, which determination shall be final, binding and conclusive on the parties hereto, the fees and expenses of which shall be shared by the parties in equal parts.

Section 6. Excluded Offerings.  The term “Excluded Offering” as defined in the Note is hereby amended to add the following type of issuance of equity securities:  “(v) one or more issuances of securities made after the date hereof for which the total net proceeds do not exceed $20,000,000 in the aggregate, which proceeds may be used for any business purpose.”

Section 7. Violation of Assignment.  Notwithstanding anything herein to the contrary, the Balance Paydown shall be automatically rescinded and deemed void as if never made to the extent of the amount of any liabilities or damages incurred by Payee and caused by a violation by Maker of the special warranty of title or any other covenant of Maker in the Assignment (such liabilities or damages, “Applicable Losses”).  In the event Applicable Losses are incurred by Payee, an amount of the Outstanding Balance equal to the amount of Applicable Losses shall accelerate and become immediately due and payable to Payee, provided the foregoing shall not limit Payee’s remedies available at law or in equity that arise under the Assignment.

Section 8.  Miscellaneous.

a. This Amendment constitutes an amendment to the Note.  As amended hereby, Maker and Payee hereby ratify and confirm the terms of the Note.  The modifications set forth in this Amendment are limited precisely as written and shall not be deemed to (a) be a consent under, or a waiver of, or an amendment to, any other term or condition in the Note, or (b) prejudice or waive any right which a party hereto now has or may have in the future under or in connection with the Note, as amended hereby, or any of the other documents referred to herein or therein.

b. This Amendment is delivered pursuant to the terms of the Purchase Agreement, which shall survive the delivery of this Amendment in accordance with such terms.

c. This Amendment may be executed by Maker and Payee in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

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EXECUTED on this 12th day of October, 2012.

SUN RIVER ENERGY, INC.

By: /s/ Donal R. Schmidt, Jr.
Name: Donal R. Schmidt, Jr.
Title: President and CEO

KATY RESOURCES ETX, LLC

By: /s/ Chuck Yates
Name: Chuck Yates
Title: Manager